Exhibit 99.1

Heska Corporation	Hayden IR:
John McMahon, Chief Financial Officer	Brett Maas, Managing Partner
970.619.3082	646.536.7331
investorrelations@heska.com	brett@haydenir.com

Heska Reports Record Quarter and Annual Results
Q4 Revenue Up 33% to $39.5 million; Q4 Net Income up 70%; Q4 EPS of $0.46

LOVELAND, CO, February 28, 2017 -- Heska Corporation (NASDAQ: HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and specialty products, today reported record financial results for its fourth quarter and year ended December 31, 2016.

Fourth Quarter 2016 Highlights with Prior Year Comparison:

•	Revenue up 33% to $39.5 million.

•	Operating income up 83% to $6.5 million.

•	Net income attributable to Heska up 70% to $3.5 million, or $0.46 per diluted share.

Full Year 2016 Highlights with Prior Year Comparison:

•	Revenue up 24% to $130.1 million.

•	Operating income up 93% to $16.5 million.

•	Net income attributable to Heska up 101% to $10.5 million, or $1.43 per diluted share.

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “The fourth quarter of 2016 was another record quarter that capped a record year. During our last earnings release I indicated that we were tracking a robust pipeline, gaining market share, and seeing continued net subscriber growth; all of which supported our view that we would beat our previous expectations. Today I am proud to share that the hard-working men and women of Heska delivered well. Imaging diagnostics had a record fourth quarter, and in blood diagnostics, Heska continued to gain market share in a sustainable fashion, with strong Reset program net subscriber and months under contract gains. And, in our vaccines, allergy, partner products and pharmaceuticals efforts, our teams and our partners did a fantastic job commercially and operationally. I am very pleased with our team’s 2016 performance.”

“Veterinary market indicators continue to point towards broad based growth in 2017, led by the diagnostics segment served by Heska,” added Mr. Wilson. “Specific to Heska, we are targeting growth from a mix of market share gains in existing markets, geographical and greenfield expansion, product line extensions, test menu additions, higher sales force density, healthy pricing, new partnerships and increased utilization from our thousands of subscribers as their own businesses grow. Successes in these initiatives are targeted to be meaningfully additive to Heska’s current baseline. Additionally, we anticipate finalizing the acquisition of the remainder of the Heska Imaging minority position that we don’t currently own, sometime late in the second quarter, as we complete our multi-year strategy to assemble this leading, global imaging diagnostics business.”

Mr. Wilson continued, “I am very pleased with our progress in this highly competitive market. Today’s Heska is healthy, ready to jump on opportunities, and confident about which levers to pull for long-term growth, strategic partnerships, and value creation. We hope we are working intelligently with respect to each of these levers, even as we remain acutely aware that our competitors are strong, large, and motivated to contest Heska’s rise at every opportunity."

Financial Results
2016 fourth quarter revenue was $39.5 million, a 33% increase from $29.8 million in the fourth quarter of 2015. Fourth quarter Core Companion Animal Health segment revenue increased 44% to $33.1 million, up from $22.9 million in the fourth quarter of 2015. The increase was primarily attributable to a strong finish to the year in blood testing instruments and consumables as well as digital imaging. Other Vaccines, Pharmaceuticals and Products segment revenue was relatively flat on a year-over-year basis, contributing $6.4 million of revenue in the quarter.

Gross profit rose 31% to $16.1 million, or 40.6% gross margin, in the fourth quarter of 2016, compared to $12.2 million, or 41.1% gross margin, in the fourth quarter of 2015. Total operating expenses in the fourth quarter of 2016 were $9.5 million (24.1% of sales), compared to $8.7 million (29.1% of sales), in the prior year period, a 500 basis point improvement. Operating income grew 83% to $6.5 million during the fourth quarter of 2016, compared to $3.6 million in the fourth quarter of 2015. Net income attributable to Heska Corporation rose 70% to $3.5 million, or $0.46 per diluted share, in the fourth quarter of 2016, compared to $2.0 million, or $0.28 per diluted share, in the fourth quarter of 2015.

For the full year of 2016, revenue was $130.1 million, up 24% from $104.6 million for the full year of 2015. In 2016, Core Companion Animal Health segment revenue increased 27% to $107.4 million, up from $84.2 million in 2015. Other Vaccines, Pharmaceuticals and Products revenue increased 11% to $22.7 million in 2016 compared to $20.3 million in 2015.

2016 gross profit rose 22% to $53.9 million, or 41.4% gross margin, compared to $44.2 million, or 42.3% gross margin, in 2015. Total 2016 operating expenses were $37.4 million (28.7% of sales), compared to $35.7 million (34.1% of sales) in 2015, a 540 basis point improvement. Operating income grew 93% to $16.5 million in 2016, compared to $8.6 million in 2015. Net income attributable to Heska Corporation more than doubled, rising to $10.5 million, or $1.43 per diluted share, compared to $5.2 million, or $0.74 per diluted share, in 2015.

Balance Sheet
At December 31, 2016, Heska had 10.8 million in cash and cash equivalents and working capital of $22.9 million. Stockholders' equity increased to $87.0 million as of December 31, 2016, up from $63.5 million as of December 31, 2015.

Investor Conference Call
Management will conduct a conference call on February 28, 2017 at 9 a.m. MST (11 a.m. EST) to discuss the fourth quarter and year-end 2016 financial results. To participate, dial 888-726-2423 (domestic) or 1-913-312-0417 (international) and reference conference call access number 5597449. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, and download and install any necessary audio software. Telephone replays of the conference call will be available for playback until March 7, 2017. The telephone replay may be accessed by dialing 844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 5597449. The webcast will also be archived on www.heska.com until March 31, 2017.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and specialty products. Heska's state-of-the-art offerings include blood testing instruments and supplies, digital imaging products, software and services, vaccines, local and cloud-based data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The Company’s core focus is on supporting veterinarians in the canine and feline healthcare space. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the three months ended September 30, 2016.

Financial Table Follows:

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue:
Core companion animal health	$33,114	$22,937	$107,398	$84,249
Other vaccines, pharmaceuticals and products	6,428	6,822	22,685	20,348
Total revenue, net	39,542	29,759	130,083	104,597

Cost of revenue	23,492	17,524	76,191	60,384

Gross profit	16,050	12,235	53,892	44,213

Operating expenses:
Selling and marketing	5,597	5,467	22,092	21,339
Research and development	542	354	2,147	1,658
General and administrative	3,396	2,849	13,120	12,659
Total operating expenses	9,535	8,670	37,359	35,656
Operating income	6,515	3,565	16,533	8,557
Interest and other expense, net	114	25	29	130
Income before income taxes	6,401	3,540	16,504	8,427
Income tax expense:
Current income tax expense	123	1,343	407	1,581
Deferred income tax expense (benefit)	1,645	(178)	3,932	1,327
Total income tax expense	1,768	1,165	4,339	2,908

Net income	4,633	2,375	12,165	5,519
Net income attributable to non-controlling interest	1,180	346	1,657	280
Net income attributable to Heska Corporation	$3,453	$2,029	$10,508	$5,239

Basic earnings per share attributable to Heska Corporation	$0.50	$0.29	$1.55	$0.80
Diluted earnings per share attributable to Heska Corporation	$0.46	$0.28	$1.43	$0.74

Weighted average outstanding shares used to compute basic earnings per share attributable to Heska Corporation	6,950	6,590	6,783	6,509
Weighted average outstanding shares used to compute diluted earnings per share attributable to Heska Corporation	7,528	7,154	7,361	7,074

Balance Sheet Data
(in thousands)

	December 31, 2016	December 31, 2015

Cash and cash equivalents	10,794	6,890
Total current assets	55,273	41,262
Note receivable - related party	—	1,516
Total assets	130,844	109,719
Line of credit	672	143
Other short-term borrowings, including current portion of long-term note payable	78	159
Total current liabilities	32,414	18,803
Long-term note payable, net of current portion	—	69
Non-controlling interest	—	15,747
Total stockholders' equity	86,975	63,528